SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 24, 2010 (September 20, 2010)
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Management Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

30950 Rancho Viejo Road, Suite 120
San Juan Capistrano, California 92675
(Former name or former address, if changed since last report.)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02    Unregistered Sales of Equity Securities.

On September 22, 2010, we announced that we had entered into a definitive merger agreement with Maple Carpenter Creek Holdings, Inc. and that we expected the merger to close imminently.  A copy of this press release is set forth on Exhibit 99.1 to this report on Form 8-K.  The completion of the merger on September 23, 2010 will be described in a separate report on Form 8-K to be filed on or before September 29, 2010.

The merger agreement required that we consummate $250,000 of equity financing as a condition of completing the merger.  Accordingly, on September 20, 2010, we issued 2.5 million shares of our common stock in a private placement to Donald Halldin in consideration of $250,000 ($.10 per share).  The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the merger, and as contemplated by the definitive merger agreement, our executive officers (David Walters, President and Matt Szot, Chief Financial Officer) and directors (Mr. Walters) resigned, effective September 22, 2010, and we appointed designees of Maple Carpenter Creek Holdings (Jack W. Hanks and Bruce N. Lemons) as the new directors, all effective as of September 23, 2010.  The board also named Mr. Hanks as our new President and Chief Executive Officer.

Mr. Hanks, 63, founded Maple Resources Corporation in 1987 and served as its President or Chairman of the Board of Maple Resources Corporation from inception to date.   He co-founded Maple Carpenter Creek Holdings, and its predecessors, and has served as Chairman or managing member since 2007.  Mr. Hanks also served as the Executive Chairman of Maple Energy plc, a publically listed company on the London Stock Exchange AIM and the Lima Bolsa.  Prior to founding Maple, Mr. Hanks was a partner in the Washington Office of the law firm of Akin Gump Strauss in Washington, D.C. Mr. Hanks graduated from the University of Texas at Austin with a law degree in 1971 and a petroleum land management degree in 1968.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated September 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGEMENT ENERGY, INC.

Date: September 24, 2010	By:	/s/ Jack W. Hanks
Jack W. Hanks, President andChief Executive Officer